The Scotts Miracle-Gro Company	NEWS

ScottsMiracle-Gro Announces Record Second Quarter Results

Adjusted and Reported Net Income Climbs 14 Percent Despite Late Start to Season;

Full-year Guidance Reaffirmed as Consumer Activity Accelerates

     • Adjusted earnings per diluted share of $2.46; Reported earnings per diluted share of $2.44
     • Operating income increased 11 percent
     • Net sales increased 9 percent; 5 percent excluding the impact of Smith & Hawken
     • Consumer purchases strong in April following late start to gardening season

MARYSVILLE, Ohio (April 28, 2005) – The Scotts Miracle-Gro Company (NYSE: SMG), the world’s leading marketer of branded consumer lawn and garden products, today announced that its adjusted and reported net income for the second quarter of fiscal 2005 improved 14 percent. The strong performance keeps the Company on pace to deliver its previous guidance of 10 to 12 percent improvement in adjusted net income for the full year.

     For the quarter ended April 2, 2005, ScottsMiracle-Gro reported company-wide sales of $787.3 million, up 9 percent from $723.7 million a year earlier. Excluding the impact of Smith & Hawken, net sales increased 5 percent. Foreign exchange accounted for a 1 percent increase in sales.

     Net income was $83.2 million, or $2.44 per diluted share, compared with $73.1 million, or $2.21 per diluted share for the same period last year. Excluding restructuring and other charges, adjusted net income was $83.8 million, or $2.46 per diluted share, compared with $73.7 million, or $2.23 per diluted share, for the same period last year.

     “The continued strength of our franchise is evident by our ability to overcome several challenges in the second quarter to deliver record earnings,” said Jim Hagedorn, chairman and chief executive officer. “While rising commodity costs as well as higher legal fees and Sarbanes-Oxley compliance costs will continue to pose challenges in the second half of the year, we remain optimistic that our 2005 earnings targets are achievable. Additionally, a significant rebound in sales and consumer purchases during

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April keeps us on track to grow sales in line with our guidance of 12 to 13 percent for the full year.”

SECOND QUARTER RESULTS

     During the quarter, Scotts’ North America sales increased 4 percent to $583.6 million from $558.7 million. Operating income was up 15 percent over last year to $166.3 million due to improved margins, strong performance in Roundup and controlled SG&A spending.

     Scotts LawnService reported a 32 percent increase in sales to $21.6 million and operating loss was reduced to $12.2 million from $12.8 million last year. Scotts LawnService has seen strong response to its direct mail marketing program and its customer count at the end of the quarter is well ahead of last year.

     International sales were $157.9 million, up 6 percent from $148.7 million a year earlier. Excluding the impact of foreign exchange rates, sales in the quarter were up 1 percent. Strong sales in the U.K. were mostly offset by weaker performance in the remainder of Europe. Operating income increased $5.7 million to $30.5 million behind strong Roundup performance and reduced SG&A costs.

     Gross margins in the quarter declined 10 basis points to 39.7 percent due to increased supply chain costs in the International business and in Smith & Hawken, which has lower gross margin rates during the second quarter than the company average.

     Net Roundup commission was $15.1 million in the quarter, compared with $8.2 million a year earlier, driven by strong sales growth and retail sell-in of Roundup Extended Control, a new product offering for 2005.

     Earnings before interest, taxes, depreciation and amortization (EBITDA) were $163.1 million in the quarter, compared to $147.0 million a year earlier. Excluding restructuring and other charges, adjusted EBITDA was $164.1 million, compared with $147.4 million the same period last year.

SIX MONTHS

     Net sales through the first six months were $1.0 billion, up 14 percent from $905.1 million a year earlier. Excluding the impact of Smith & Hawken, net sales

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increased 7 percent. Foreign exchange rates accounted for a 2 percent increase in sales. In North America, sales in the first half increased 5 percent to $696.5 million, versus $662.7 million for last year’s comparable period, and operating income was up 20 percent to $136.4 million. Scotts LawnService sales increased 22 percent to $42.5 million and operating loss was $20.5 compared to $19.3 last year.

     Year-to-date International sales were $226.3 million, up 9 percent compared with $207.6 million for the same period last year. Excluding the impact of foreign exchange rates, sales increased 2 percent. Operating income increased $2.2 million to $24.6 million.

     Gross margins for the first six months declined 20 basis points to 36.9 percent impacted by the same factors as noted for the quarter. Net Roundup commission through the first six months was $8.0 million, compared to $1.1 million for the first six months of last year.

     As reported in the Company’s first quarter Form 10-Q, a non-cash, pre-tax impairment charge of $22.0 million was taken for intangibles associated with its consumer business in the U. K. While strategies are being developed to address recent trends, this valuation charge resulted primarily from a decline in the profitability of the growing media business and unfavorable category mix trends.

     EBITDA in the first six months was $88.5 million. Excluding restructuring and other charges, adjusted EBITDA was $111.7 million, compared with $103.0 million the same period last year. Net income was $20.4 million, or $0.60 per diluted share, compared with net income of $2.4 million, or $0.07 per diluted share the same period last year. Excluding restructuring and other charges, adjusted net income was $34.8 million, or $1.02 per diluted share, compared with $30.6 million, or $0.93 per diluted share, for the same period last year.

     “We are very pleased with the strong improvement we saw in operating profits during the quarter and the continued strengthening of our balance sheet,” said Chris Nagel, chief financial officer. “As a result, we have confidence in our ability to deliver strong cash flow again this year.”

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     The Company will discuss its second quarter results during a Web cast and conference call at 10:00 a.m. Eastern Time today. That call will be available live on the investor relations section of the Scotts Web site, http://investor.scotts.com.

     An archive of the Web cast, as well as accompanying financial information regarding any non-GAAP financial measures discussed by the Company during the call, will be available on the web site for at least 12 months.

About ScottsMiracle-Gro

With more than $2 billion in worldwide sales and more than 6,000 associates, The Scotts Miracle-Gro Company, through its wholly-owned subsidiary, The Scotts Company LLC, is the world’s largest marketer of branded consumer products for lawn and garden care, with products for professional horticulture as well. The Company’s brands are the most recognized in the industry. In the U.S., the Company’s Scotts®, Miracle-Gro® and Ortho® brands are market-leading in their categories, as is the consumer Roundup® brand, which is marketed in North America and most of Europe exclusively by Scotts and owned by Monsanto. The Company also owns Smith & Hawken, a leading brand of garden-inspired products that includes pottery, watering equipment, gardening tools, outdoor furniture and live goods. In Europe, the Company’s brands include Weedol®, Pathclear®, Evergreen®, Levington®, Miracle-Gro®, KB®, Fertiligene® and Substral®. For additional information, visit us at www.scotts.com.

Statement under the Private Securities Litigation Act of 1995: Certain of the statements contained in this press release, including, but not limited to, information regarding the future economic performance and financial condition of the company, the plans and objectives of the company’s management, and the company’s assumptions regarding such performance and plans are forward looking in nature. Actual results could differ materially from the forward-looking information in this release, due to a variety of factors, including, but not limited to:

     • Adverse weather conditions could adversely affect our sales and financial results;

     • Our historical seasonality could impair our ability to pay obligations as they come due and operating expenses;

     • Our substantial indebtedness could adversely affect our financial health;

     • Public perceptions regarding the safety of our products could adversely affect us;

     • The loss of one or more of our top customers could adversely affect our financial results because of the concentration of our sales to a small number of retail customers;

     • The expiration of certain patents could substantially increase our competition in the United States;

     • Compliance with environmental and other public health regulations could increase our cost of doing business; and

     • Our significant international operations make us more susceptible to fluctuations in currency exchange rates and to the costs of international regulation.

Additional detailed information concerning a number of the important factors that could cause actual results to differ materially from the forward looking information contained in this release is readily available in the company’s publicly filed quarterly, annual, and other reports.

Contact:
Jim King
Senior Director
Investor Relations & Corporate Communications
(937) 578-5622

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THE SCOTTS MIRACLE-GRO COMPANY

Results of Operations for the Three and Six Months
Ended April 2, 2005 and March 27, 2004
(in millions, except per share data)
(Unaudited)
Note: See Accompanying Footnotes on Page 9

		Three Months Ended			Six Months Ended

		April 2,	March 27,	%	April 2,	March 27,	%
	Footnotes	2005	2004	Change	2005	2004	Change

Net sales		$787.3	$723.7	8.8%	$1,031.2	$905.1	13.9%
Cost of sales		474.8	435.2		650.4	568.2
Cost of sales — restructuring and other		0.0	0.2		0.0	0.7

Gross profit		312.5	288.3	8.4%	380.8	336.2	13.3%
% of sales		39.7%	39.8%		36.9%	37.1%
Net commission from marketing agreement		15.1	8.2	83.9%	8.0	1.1	nm
Operating expenses:
Advertising		41.0	39.8	3.0%	55.7	48.1	15.8%
S,G&A — excluding lawn service business and stock based compensation		116.2	106.8	8.8%	212.3	184.5	15.1%
Stock-based compensation		2.3	3.1		4.6	4.4
S,G&A — lawn service business		16.1	14.0		30.1	25.4
S,G&A — restructuring and other		1.0	0.2		1.2	0.7
Amortization of intangibles		2.8	2.3		5.4	4.8
Loss on impairment of intangibles		—	—		22.0	—
Other (income) expense		1.0	(2.1)		0.8	(4.0)

Total operating expenses		180.4	164.1	9.9%	332.1	263.9	25.8%

Income from operations		147.2	132.4	11.2%	56.7	73.4	-22.8%
% of sales		18.7%	18.3%		5.5%	8.1%
Interest expense — refinancing		—	0.6		—	44.3
Interest expense — recurring		12.9	13.5		23.3	25.4

Income before taxes		134.3	118.3	13.5%	33.4	3.7	nm
Income tax expense		51.0	45.4		12.7	1.5

Net income from continuing operations		83.3	72.9	14.2%	20.7	2.2	nm
Net income (loss) from discontinued operations		(0.1)	0.2		(0.3)	0.2

Net income		$83.2	$73.1	13.8%	$20.4	$2.4	nm

Basic income per share	(1)	$2.50	$2.27	10.2%	$0.62	$0.07	nm

Diluted income per share	(2)	$2.44	$2.21	10.4%	$0.60	$0.07	nm

Common shares used in basic income per share calculation		33.3	32.2	3.3%	33.1	32.1	3.2%

Common shares and potential common shares used in diluted income per share calculation		34.1	33.0	3.3%	34.0	32.9	3.4%

EBITDA	(3)	$163.1	$147.0	11.0%	$88.5	$101.6	-12.9%

Results of operations excluding restructuring, refinancing charges, loss on impairment:
Adjusted net income		$83.8	$73.7	13.7%	$34.8	$30.6	13.8%

Adjusted diluted income per share	(2)	$2.46	$2.23	10.3%	$1.02	$0.93	9.7%

Adjusted EBITDA	(3)	$164.1	$147.4	11.4%	$111.7	$103.0	8.5%

THE SCOTTS MIRACLE-GRO COMPANY
Net Sales by Segment — Three and Six Months
Ended April 2, 2005 and March 27, 2004
(in millions)
(unaudited)

	Three Months Ended
	April 2,	March 27,
	2005	2004	% Change
North America	$583.6	$558.7	4.5%
Scotts LawnService	21.6	16.3	32.5%
International	157.9	148.7	6.2%
Other	24.2	—	na

Consolidated	$787.3	$723.7	8.8%

	Six Months Ended
	April 2,	March 27,
	2005	2004	% Change
North America	$696.5	$662.7	5.1%
Scotts LawnService	42.5	34.8	22.1%
International	226.3	207.6	9.0%
Other	65.9	—	na

Consolidated	$1,031.2	$905.1	13.9%

THE SCOTTS MIRACLE-GRO COMPANY
Consolidated Balance Sheets
April 2, 2005, March 27, 2004 and September 30, 2004
(Unaudited)
(in millions, except shares & share prices)

	April 2,	March 27,	September 30,
	2005	2004	2004
ASSETS
Current assets
Cash and cash equivalents	$34.6	$14.2	$115.6
Investments	—	—	57.2
Accounts receivable, net	789.8	776.0	292.4
Inventories, net	486.1	418.6	290.1
Current deferred tax asset	25.6	60.7	24.9
Prepaid and other current assets	65.5	46.2	50.1

Total current assets	1,401.6	1,315.7	830.3

Property, plant and equipment, net	335.7	329.5	328.0
Goodwill, net	448.1	423.3	417.9
Other intangible assets, net	428.1	431.7	431.0
Other assets	47.5	41.1	40.6

Total assets	$2,661.0	$2,541.3	$2,047.8

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Current portion of debt	$24.5	$27.7	$22.1
Accounts payable	270.9	279.2	130.3
Other current liabilities	339.3	286.4	281.2

Total current liabilities	634.7	593.3	433.6

Long-term debt	967.8	1,039.9	608.5
Other liabilities	140.0	162.3	131.1

Total liabilities	1,742.5	1,795.5	1,173.2
Shareholders’ equity	918.5	745.8	874.6

Total liabilities and equity	$2,661.0	$2,541.3	$2,047.8

THE SCOTTS MIRACLE-GRO COMPANY
Reconciliation of Non-GAAP Disclosure Items for the Three and Six Months
Ended April 2, 2005 and March 27, 2004
(in millions, except per share data)

	Three Months Ended		Six Months Ended
	April 2,	March 27,	April 2,	March 27,
	2005	2004	2005	2004
Net income	$83.2	$73.1	$20.4	$2.4
Restructuring and other charges, net of tax	0.6	0.2	0.8	0.9
Loss on impairment of intangibles, net of tax	—	—	13.6	—
Debt refinancing charges, net of tax	—	0.4	—	27.3

Adjusted net income	$83.8	$73.7	$34.8	$30.6

Income from operations	$147.2	$132.4	$56.7	$73.4
Depreciation	12.3	11.5	24.7	21.7
Amortization, including marketing fee	3.6	3.1	7.1	6.5

EBITDA	$163.1	$147.0	$88.5	$101.6
Restructuring and other charges, gross	1.0	0.4	1.2	1.4
Loss on impairment of intangibles, gross	—	—	22.0	—

Adjusted EBITDA	$164.1	$147.4	$111.7	$103.0

Diluted income per share	$2.44	$2.21	$0.60	$0.07
Restructuring and other charges, net of tax	0.02	0.01	0.02	0.03
Loss on impairment of intangibles, net of tax	—	—	0.40	—
Debt refinancing charges, net of tax	—	0.01	—	0.83

Adjusted diluted income per share	$2.46	$2.23	$1.02	$0.93

THE SCOTTS MIRACLE-GRO COMPANY
Footnotes to Preceding Financial Statements
(in millions, except per share data)

Results of Operations

(1)	Basic earnings per common share is calculated by dividing net income by average common shares outstanding during the period.

(2)	Diluted earnings per common share is calculated by dividing net income by the average common shares and dilutive potential common shares (common stock options) outstanding during the period. If there is a loss, diluted earnings per share is equal to basic earnings per share.

(3)	“EBITDA” is defined as income from operations, plus depreciation and amortization. EBITDA is not intended to represent cash flow from operations as defined by generally accepted accounting principles and should not be used as an alternative to net income as an indicator of operating performance or to cash flow as a measure of liquidity.